Exhibit 99.2

Investor Relations Contact:
Raphael Gross/Don Duffy
203.682.8200
Kona Grill Announces the Resignation of Kent D. Carlson from its Board of Directors
Scottsdale, AZ. December 15, 2008 — Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced that Kent D. Carlson, who has served on the Company’s board of directors and audit committee since August 2006, has resigned his position, effective immediately. The Company has initiated a search for a replacement.
“We are obviously very sorry to see Kent resign from our board of directors. Kent has been a tremendous asset to us over the past two and half years and we greatly appreciate his contributions to Kona Grill,” said Marcus E. Jundt, Chairman of the Board, Chief Executive Officer and President of Kona Grill.
About Kona Grill
Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar and is open daily for lunch and dinner. Sunday through Thursday, the restaurant is open from 11 a.m. to 11 p.m., and until midnight on Friday and Saturday. The restaurant offers patrons two happy hours. Weekday Happy Hour is offered Monday through Friday from 3 p.m. until 7 p.m. A Reverse Happy Hour is also offered Monday through Saturday from 9 p.m. until 11 p.m. Both Happy Hours feature a selection of half-priced appetizers, pizzas and sushi rolls, plus a selection of drink specials. For further information, please visit our website at www.konagrill.com